                                                                        Exhibit 99.1

                                  NEWS RELEASE
------------------------------------------------------------------------------------
846 N. Mart-Way Court, Olathe, Kansas 66061   Phone: 913-647-0158  Fax: 913-647-0132
                                              investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:        Todd A. Daniels
                (913) 647-0158, Phone
                (913) 647-0132, Fax
                investorrelations@elecsyscorp.com

ELECSYS CORPORATION COMPLETES ACQUISITION OF RADIX ASSETS

Olathe, Kansas (September 21, 2007) - Elecsys Corporation (AMEX: ASY) announced today that it has completed its acquisition of the assets and the assumption of certain liabilities of Radix International Corporation and Radix Corporation of
Salt Lake City, Utah. The transaction closed on September 17, 2007.

The Company acquired approximately $2.5 million in tangible assets, including accounts receivable, inventory, and fixed assets, as well as all of the intellectual property and intangible assets owned by Radix International
Corporation and its subsidiary. In the transaction, the cost to the Company was approximately $2.2 million and the Company assumed approximately $1.4 million in liabilities. The transaction also includes performance related compensation based on the annual revenues of the acquired business over the next five years.
The total performance related compensation is limited to approximately $1.75 million and is subject to certain considerations that may impact the total amount to be paid.

Mr. James H. Benson, who had previously served as Executive Vice President for
Engineering and had held various leadership positions at Radix International
Corporation for the past 32 years, has been named President of a subsidiary created by Elecsys for this business. Mr. Benson will be based in Salt Lake
City, Utah and will oversee the sales, marketing, and product development efforts of the company along with the product integration and service functions that will be transferred to the Company's Olathe, Kansas facility.

Elecsys Corporation is a publicly traded holding company with three wholly owned subsidiaries, DCI, Inc., NTG, Inc., and the newly created subsidiary. DCI provides electronic design and manufacturing services for original equipment manufacturers in the aerospace, transportation, communications, safety, security and other industrial product industries. DCI uses its specialized expertise and capabilities to integrate custom electronic assemblies with a variety of innovative display and interface technologies. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. Radix, the newly created subsidiary, is a leader in the development, design and marketing of ultra-rugged handheld computers, peripherals and portable printers. The markets served by its products include utilities, transportation logistics, traffic and parking enforcement, route accounting/deliveries, and inspection and maintenance. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2007. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.